Exhibit 99.1

INmune Bio, Inc. Presents Data Demonstrating XPro™ Promotes Remyelination in Gray Matter at 3rd European Conference on Neuroinflammation

XPro™ Promotes Remyelination in a Cuprizone Model of Multiple Sclerosis(MS) by Improving Macrophage Phagocytosis (clearing) of Myelin Debris

Data to be Presented on May 10, 2022, During the Best Abstract Presentations Session.

Presentation Can be Seen here.

Boca Raton, Florida, May 10, 2022 (GLOBE NEWSWIRE) -- Inmune Bio, Inc. (NASDAQ: INMB) (“INMB” or “the Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease is pleased to announce that Professor Lesley Probert Ph.D., head of the department of Immunology at the Hellenic Pasteur Institute in Athens, Greece will be presenting data on the effects of tumor necrosis factor (TNF) in MS at the 3rd European Conference on Neuroinflammation concluding in London today.

Professor Probert has been researching the role of TNF in promoting demyelination (destruction of myelin) for more than a decade.

Myelin is a critical component to normal central nervous system function. The myelin sheath, produced by oligodendrocytes, is critical for normal nerve function. When the myelin sheath is damaged, nerve cells cannot transmit signals efficiently and, if the damage persists, the cells undergo neurodegeneration and die. Demyelination is a common feature across many neurodegenerative diseases. A decade ago, Professor Probert’s laboratory showed that in rodent models of MS, XProTM promoted remyelination (the repair of myelin) in white matter whereas currently approved non-selective TNF inhibitors promote demyelination. Her laboratory works to understand why soluble TNF causes demyelination and identifies therapies that promote remyelination.

In the presence of neuroinflammation, dysfunctional microglial cells promote nerve cell death, synaptic impairment, and demyelination. The data presented today show that XProTM also promotes remyelination within the gray matter of the brain by inducing the brains natural repair mechanisms. Neutralization of soluble TNF with XProTM activates pro-microglial and pro-astroglial responses to clear (phagocytize) degenerated myelin and promote remyelination in cortical areas. These data are presented in detail here.

“This works confirms the importance of normal microglial function in promoting remyelination.”, said Prof Probert of the Hellenic Pasteur Institute, “Soluble TNF paralyzes the ability of microglial cells to remove myelin debris.  By eliminating soluble TNF, glial phagocytosis returns, myelin debris is cleared, and oligodendrocytes can remyelinate damaged axons.”

The ability of XProTM to promote remyelination has been demonstrated in the patients who received 12 months of XProTM for treatment of Alizheimer’s Disease in the recently concluded successful Phase I trial. Remyelination is measured using radial density tensor imaging (RDt), one of the novel white matter MRI analytic measured in the patients by INmune Bio’s imaging partner, IMEKA. In patients on the 1mg/kg/week dose, remyelination is detected at 3 months and continued for at least 12 months.

“One reason few understand that demyelination is part of degenerative diseases such as AD is because it has been difficult to measure in patients.”, said CJ Barnum PhD, VP of CNS Development for INmune Bio, “Using non-invasive MRI imaging metrics, we can see and quantify the amount of demyelination and remyelination in patients with neurodegenerative disease. Time and experience of more patients treated will tell if XPro’s ability to promote remyelination in diseases such as ADi and MS translates into measurable clinical benefits’”

About XPro™:

XPro1595™ (XPro™) is a next-generation inhibitor of tumor necrosis factor (TNF) that acts differently than currently available TNF inhibitors in that it neutralizes soluble TNF (sTNF) without affecting trans-membrane TNF (tmTNF) or TNF receptors. XPro™ could have potential substantial beneficial effects in patients with Alzheimer’s disease by decreasing neuroinflammation. For more information about the importance of targeting neuroinflammation in the brain to improve cognitive function and restore neuronal communication visit this section of the INmune Bio’s website.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials: The Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat cancer (INB03™), Mild Alzheimer’s disease, Mild Cognitive Impairment and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune™ developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic and solid tumor malignancies, and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595, and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO
(858) 964-3720
info@inmunenbio.com

Investor Contact:

Jason Nelson
Core IR
(516) 842-9614 x823